10.1 Addendum to thegerardgroup.com consulting agreement.

                          ADDENDUM TO CONSULTING AGREEMENT
   This Addendum is made effective as of May 21, 2001 by and between thatlook.com Inc, of 5003 Route 611, Stroudsburg, Pennsylvania 18360, and the GerardGroup.com, Inc, of 30 Chatham Hill Road, Stroudsburg, Pennsylvania, 18360.

   In this Addendum to the Agreement, the party who is contracting to receive services shall be referred to as "THAT", and the party who will be providing the services:" shall be referred to as "TGG".

   WHEREAS the parties hereto are also parties to a Consulting Agreement with an effective date of November 26, 2000; and

   WHEREAS the parties are desirous of modifying the nature of their relationship in accordance with the provisions of this Addendum;

   NOW THEREFORE, in consideration of the premises and promises herein, and intending to be legally bound, the parties agree as follows;

1. Payment.

     a. THAT will pay a fee to TGG for the Services in the amount of $264,000.00. These fees will be payable in 52 equal bi-weekly installments of $5,076.92. Should the relationship be severed for any reason by either party TGG will receive a liquidated damages fee in the amount of $50,000 due and payable within 10 days of contract termination. Further, all sums due and owing under this agreement will be accelerated and paid at that time.

     b. THAT will increase the bi-weekly fee payment based on the following categories and Company criteria;

          Categories       Cash Receipts     Bi-Weekly installment
          --------------------------------------------------------
          Category 1       $  833,000 per month    $ 6,346.15
          Category 2       $1,666,667 per month    $10,576.92
          Category 3       $2,500,000 per month    $13,461.54
          Category 4       $3,333,000 per month    $15,384.62
          Category 5       $4,166,667 per month    $17,307.69

          Once we hit these categories for one month the next month the pay goes up and if the category is not maintained salary will be paid based on the category we are in.

          In order for TGG to qualify for this pay increase the following must occur.

          The Company must be cash break even or better. What this means is a total of all the receipts collected operationally, meaning credit cards and checks, minus all of the Company expenses with the exception of noncash charges.

2. Effect on Consulting Agreement.

     a. Unless otherwise expressly provided in this Addendum, the provisions of the Consulting Agreement remain in full force and effect and are to be read in conjunction with this Addendum to the extent possible. The terms of the commission payment as described in the Consulting Agreement remain in effect and is in addition to the above described payment increase plan.

IN WITNESS WHEREOF, the parties have executed this Addendum on the date first written above.



Party receiving services:
thatlook.com, Inc.

By:/s/Marvin P. Metzger

Marvin Metzger,
Chief Financial Officer



Party providing services:
The GerardGroup.com, I

By:/s/Gerard A. Powell

Gerard A. Powell
President